DATED September 7, 2006

CDM EMISSION REDUCTIONS

PURCHASE AGREEMENT

Relating to the Bio-diesel Production from Primary Vegetable Oils in Peru

by and between

PURE BIOFUELS DEL PERU SAC

and

ECOSECURITIES GROUP PLC

Based on: ESCP ERPA buy (Standard) template v17 20060719

TABLE OF CONTENTS

56

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This **CDM EMISSION REDUCTIONS PURCHASE AGREEMENT** is made on the 7th day of September 2006

between

PURE BIOFUELS DEL PERU SAC, a private company incorporated under the laws of Peru having its address at Calle Los Eucharis 150, Of 201, Monterrico, Surco, Lima 33, Peru ("**Project Entity**" or the "**Seller**").

and

ECOSECURITIES GROUP PLC., a public limited company incorporated under the laws of Ireland having its registered office at 40 Dawson Street, Dublin 2, Ireland (the "**Buyer**")

WHEREAS:

A. The Project Entity intends to carry out the Project, as described in Schedule 1, which is expected to result in reductions in greenhouse gas emissions that are additional according to the Kyoto Rules to any that would occur in the absence of the Project.

B. The Project Entity wishes to sell, and the Buyer wishes to purchase, upon the terms and conditions of this Emission Reductions Purchase Agreement (this "**Agreement**"), Certified Emission Reductions generated by the Project.

The Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS; INTERPRETATION; HEADINGS; SCHEDULES

Section 1.1 Definitions

Unless the context otherwise requires, the following capitalized terms shall have the following meanings wherever used in this Agreement and its preamble:

"**Additional CERs**" means the CERs generated by the Project after 31st December 2012.

"**Affiliate**" means any entity that is controlled directly or indirectly by the Buyer or which controls directly or indirectly the Buyer. The terms "controls", "controlled by" and "under common control with" means the possession directly or indirectly through one or more intermediaries of more that 50% of the outstanding voting stock in an entity or the power to direct or cause the direction of the management policies of an entity and cognate expressions shall be construed accordingly.

"**Annual Payment**" means the amount set out in Section 5.2.

"**Annual ER Report**" means a report provided by the Project Entity setting out the amount of GHG Reductions generated by the Project during the previous Year as monitored in accordance with the Monitoring Plan and which includes all other data as may be required to be collected and recorded by the Monitoring Plan and which shall serve as the monitoring report required to be provided to the Operational Entity under the International UNFCCC/Kyoto Protocol Rules.

"**Assigned Amount Unit**" or "**AAU**" means a unit issued pursuant to the International UNFCCC/Kyoto Protocol Rules and is equal to one metric tonne of carbon dioxide equivalent, calculated in accordance with the International UNFCCC/Kyoto Protocol Rules.

"**Bankruptcy Proceedings**" means, in relation to any person:

(a) the making of an assignment or arrangement for the benefit of creditors;

(b) the filing of a petition or commencement of proceedings under any bankruptcy or similar law, or having such a petition filed against such person, which petition is not dismissed for a period of 30 days;

(c) the levy of an attachment for execution against the whole or any material part of its assets;

(d) such person becoming (or is, or could be, deemed by law or a court to be) insolvent or unable to pay its debts as they fall due and become payable;

(e) such person stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all or a material part of its indebtedness;

(f) such person causes or is subject to any event with respect to it that, under the applicable laws of the relevant jurisdiction, has an analogous effect to any of the events specified in sub-paragraphs (a) to (e) (inclusive) above; or

(g) such person takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts referred to above.

"**Baseline**" means the scenario that reasonably represents the anthropogenic emissions by sources of GHGs that would occur in the absence of the Project as described in the International UNFCCC/Kyoto Protocol Rules.

"**Baseline Study**" means a written report of the Baseline prepared as part of the Project Design Document.

"**Buyer's CER Account**" means the CER account of the Buyer or the Buyer's designee to be established in the National Registry or the CDM registry specified in writing by the Buyer.

"**Carbon Dioxide Equivalent**" or "**CO_2e**" means the base reference for the determination of global warming potential of Greenhouse Gases in units of carbon dioxide.

"**CDM Project Activity Registration and Validation Report Form**" means the CDM Project Activity Registration and Validation Report Form as is available from the UNFCCC Secretariat attached to the procedures for registration of a proposed CDM project activity (version 2) and which can, as at the date of this Agreement, be found on the UNFCCC website at http://cdm.unfccc.int/Reference/Procedures/precad_registration_ver02.pdf and as may be amended from time to time.

"**Certification**" means the written assurance by the Operational Entity that, during a specified time period, the Project has achieved the GHG Reductions as reported in the Verification Report and "**Certified**" and "**Certify**" shall be construed accordingly.

"**Certification Report**" means the document setting out the Certification.

"**Certified Emission Reduction**" or "**CER**" means a unit issued pursuant to Article 12 of the Kyoto Protocol as well as all other relevant International UNFCCC/Kyoto Protocol

Rules and **is equal to one metric tonne of Carbon Dioxide Equivalent**, calculated in accordance with the International UNFCCC/Kyoto Protocol Rules.

"**Clean Development Mechanism**" or "**CDM**" means the mechanism referred to in Article 12 of the Kyoto Protocol.

"**Commissioning**" or "**Commissioned**" means the satisfactory completion of the Project by the Project Entity in accordance with such procedures and tests as from time to time constitute usual and prudent industry standards and practices to demonstrate to the reasonable satisfaction of the Buyer that the Project is capable of commercial operation and of generating GHG Reductions for the purpose of, inter alia, this Agreement.

"**Consents**" means any consent, authorization, registration, filing, license, permit, approval, agreement, authority or exemption from, by or with a competent authority, required for the construction, maintenance and operation of the Project.

"**Contract CERs**" means the CERs sold under, and to be forwarded pursuant to, Section 3.1 arising from the Project according to **Schedule 2**.

"**COP/MOP**" means the Conference of the Parties to the UNFCCC serving as the Meeting of the Parties to the Kyoto Protocol.

"**Crediting Period**" means the period in which GHG Reductions from the Baseline are Verified and Certified by an Operational Entity for the purpose of issuance of CERs and which shall commence after the first Emission Reductions are generated by the Project.

"**Delivery**" means the delivery of Contract CERs into an account designated by the Buyer on a National Registry that is linked to the International Transaction Log in accordance with the provisions of this Agreement and "Deliver" and cognate expressions shall be construed accordingly.

"**Designated Operational Entity**" or "**DOE**" means an entity designated by the COP/MOP, based on the recommendation by the Executive Board as qualified to Validate proposed CDM project activities or to Verify and Certify GHG Reductions.

"**Designated National Authority**" or "**DNA**" means a national CDM authority that has been formally designated and registered by a signatory to the UNFCCC with the Secretariat as required by the International Rules.

"**DNA Approval**" means the approval of a specific Project Participant's participation in the Project by the relevant DNA in accordance with the International Rules.

"**Encumbrance**" includes:

(a) any claim, mortgage, charge, pledge, lien, encumbrance, assignment, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person by way of security for the payment of a debt or any other monetary obligation; and

(b) any restriction of any kind under any regulatory or voluntary regime that may affect the ability of the Buyer to use a CER purchased under this Agreement and cognate expressions shall be construed accordingly.

"**Event of Default**" has the meaning ascribed thereto in Section 14.1.

"**Executive Board**" means the executive board of the Clean Development Mechanism that is established pursuant to the International UNFCCC/Kyoto Protocol Rules.

"**Financial Close**" or "**Financial Closure**" means the first date on which drawdown is permissible under the bank financing of the Project.

"**Force Majeure**" means, in respect of either Party, any occurrence of Physical Force Majeure or one or more of the following event(s) or circumstance(s) (only) which are beyond the reasonable control of the affected Party acting (and having acted) in accordance with prudent operating practice and which results in or causes the failure of the affected Party to perform any of its obligations under this Agreement:

> act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion or public demonstration, provided that a lack of funds shall not be treated as an event of Force Majeure.

"**Global Warming Potentials**" means the global warming potentials used to calculate the carbon dioxide equivalence of Greenhouse Gases as accepted or subsequently revised in accordance with Article 5 of the Kyoto Protocol.

"**Greenhouse Gases**" or "**GHGs**" means the six gases listed in Annex A to the Kyoto Protocol.

"**GHG Reduction**" means the removal, limitation, reduction, avoidance, sequestration or mitigation of GHGs emissions.

"**Gross Negligence**" means any act or omission, whether deliberate or not, which in the circumstances (including both the probability and seriousness of the consequences likely to result) would be regarded by those familiar with both the Project activity and surrounding circumstances (including without limitation the Project Entity's obligations under this Agreement) as amounting to the reckless disregarding of the consequences, being more fundamental than a failure to exercise proper skill and care.

"**Host Country**" means the country in which the Project is taking place.

"**Initial Verification Report**" means a report commissioned by the Buyer during the construction of the Project to ensure all Monitoring Plan-mandated data collection and management systems are in place to allow subsequent successful Verification and Certification of the GHG Reductions.

"**International Transaction Log**" (ITL) means the international transaction log established, operated and maintained by the Secretariat of the UNFCCC.

"**International UNFCCC/Kyoto Protocol Rules**" means the UNFCCC, the Kyoto Protocol, the Marrakech Accords, any relevant decisions, guidelines, modalities and procedures made pursuant to them, as amended from time to time.

"**Issuance of CERs**" means the issuance of CERs by the CDM registry administrator of the specified quantity of CERs into the pending account of the Executive Board in the CDM registry, upon being instructed to do so by the Executive Board.

"**Kyoto Protocol**" means the protocol to the UNFCCC adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on December 11, 1997 as may be amended.

"**Letter of Approval**" means the letter through which the Host Country inter alia approves the Project for the purposes of Article 12 of the Kyoto Protocol.

"**Marrakech Accords**" means Decision 2/CP.7 through Decision 24/CP.7 inclusive of the COP in its seventh session, held at Marrakesh, Morocco from October 29 to November 10, 2001.

"**Monitoring**" means activities of collecting and recording data in accordance with any relevant standards or conditions provided for under the International UNFCCC/Kyoto Protocol Rules that allow the assessment of the GHG Reductions resulting from the Project pursuant to the terms of the Monitoring Plan.

"**Monitoring Plan**" means the set of requirements for Monitoring specified in the Project Design Document (PDD), as such schedule may be amended from time to time in accordance with Section 7.3.

"**National Registry**" means a registry established in accordance with Decision 19/CP.7 of the Marrakech Accords including any such registry established as required by Article 19 of the EU ETS Directive (and the Regulation to be adopted by the Commission pursuant to Article 19(3) of the EU ETS Directive) and Article 6 of the Decision of the European Parliament and the Council (280/2004/EC) concerning a mechanism for monitoring Community greenhouse gas emissions and for implementing the Kyoto Protocol.

"**Operational Entity**" means (i) a Designated Operational Entity, or, in the absence thereof, (ii) an entity, independent from the Buyer, the Host Country and the Project Entity, which has:

(A) applied for accreditation as a designated operational entity under the International UNFCCC/Kyoto Protocol Rules; and

(B) not been previously employed on Project related activities, and which unless otherwise authorized by the Buyer and the Executive Board performs either the Validation of the Project or the Verification and Certification of the GHG Reductions generated by the Project.

"**Parties**" means the Project Entity and the Buyer, and each of them shall be individually referred to as a "**Party**".

"**Physical Force Majeure**" means (except to the extent that any of the same arise from an electrical or mechanical breakdown at the Project) the occurrence of lightning, fire, storm, flood, earthquake, accumulation of snow or ice or explosion which are beyond the reasonable control of the affected Party acting (and having acted) in accordance with prudent operating practice and which results in or causes the failure of the affected Party to perform any of its obligations under this Agreement.

"**Power of Attorney**" means a power of attorney made in accordance with the law of the Project Host's country of incorporation granting the Buyer or its nominated representative the power to sign and deliver Requests for Distribution of CERs on the Project Entity's behalf until all the agreed Contract CERs and any Additional CERs have been delivered in accordance with the terms of this Agreement.

"**Project**" means the project activity described in Schedule 1 of this Agreement to be implemented in accordance with the International UNFCCC/Kyoto Protocol Rules.

"**Project Commissioning Date**" means the date on which the Project is fully commissioned.

"**Project Design Document**" or "**PDD**" means a description of the Project to be submitted for Validation in accordance with the International UNFCCC/Kyoto Protocol Rules.

"**Project Documents**" means together or individually the Baseline Study, the Project Design Document, the Monitoring Plan, the Validation Report, the Verification Report, the Certification Report and the Letter of Approval.

"**Project Participant**" means Project Participant in accordance with the use of the terms in the Modalities and Procedures of the CDM (decision 17/CP.7 contained in document FCCC/CP/2001/13Add2) and the CDM Glossary of Terms approved by the CDM Executive Board.

"**Registration**" or "**Registered**" means the formal acceptance by the Executive Board of a Project as a CDM project activity.

"**Registry Account**" Means an account held by a Project on a National Registry.

"**Request for Distribution of CERs**" made to the CDM Executive Board for distribution of CERs amongst the Project Participants in a specified proportion.

"**Share of Proceeds**" means, in accordance with Article 12, paragraph 8, of the Kyoto Protocol, any share of the Certified Emission Reductions deducted by the CDM registry administrator to assist in meeting costs of adaptation.

"**SOP-Admin**" means the Share of Proceeds to cover administrative expenses of the CDM.

"**Statement on the Modalities for Communicating with the Executive Board and the UNFCCC Secretariat**" means the same statement that is required as an attachment to the CDM Project Activity Registration and Validation Report Form at the time of submission of a CDM project for Registration. Such a statement must be signed by all Project Participants.

"**Transfer**" means (whether used as a verb or a noun) the Transfer of CERs, free from any encumbrance, from one Registry Account to another, and "Transferred" is to be construed accordingly.

"**Transferred CERs**" are the CERs created under this Agreement that are effectively transferred to an account designated by the Buyer on a National Registry that is linked to the International Transaction Log.

"**Taxes**" means all national, state, regional, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, fuel, gas import, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any governmental entity, whether in effect at the time of this Agreement or thereafter imposed, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

"**tCO_2e**" means metric tonnes of Carbon Dioxide Equivalent.

"**Third Party**" means a party other than the Buyer or the Project Entity.

"**United Nations Framework Convention on Climate Change**" or "**UNFCCC**" means the United Nations Framework Convention on Climate Change adopted in New York on May 9, 1992.

"**United States Dollars**" and "**US$**" each means the lawful currency of the United States of America.

"**Validation**" and "**Validated**" each means the process of independent evaluation of the Project by an Operational Entity against the requirements of the CDM in accordance with the International UNFCCC/Kyoto Protocol Rules.

"**Validation Report**" means a written report prepared by the Operational Entity of the Validation.

"**Verification**" and "**Verified**" each means the periodic independent review and ex post determination by an Operational Entity of GHG Reductions monitored in accordance with the Monitoring Plan that have occurred during the relevant period as a result of the Project being carried out in accordance with the International UNFCCC/Kyoto Protocol Rules.

"**Verification Report**" means a written report prepared by the Operational Entity of the Verification, which independently assesses the Annual ER Report and the amount of GHG Reductions generated by the Project during the preceding Year.

"**Year**" means the twelve months period commencing on the Project Commissioning Date and each subsequent 12 months period commencing on the anniversary of the Project Commissioning Date thereafter.

Section 1.2 Section Interpretation; Headings; Schedules

(a) In this Agreement unless the context requires another meaning, a reference:

(i) to any document (including this Agreement) is to that document as varied, amended, novated, ratified or replaced from time to time);

(ii) to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(iii) to the singular includes the plural and vice versa, and to a gender includes all genders;

(iv) to a Party means a Party to this Agreement, and to an Article, Section or Schedule is to an Article, Section or Schedule of this Agreement (unless specified otherwise); and

(v) to any International UNFCCC/Kyoto Protocol Rules, statute or to any treaty or statutory provision includes any statutory modification or re-enactment of it or any treaty or statutory provision substituted for it, and all protocols, rules, modalities, guidelines, procedures, ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(b) The terms of this Agreement shall be interpreted in a manner that is consistent with the International UNFCCC/Kyoto Protocol Rules.

(c) The Schedules to this Agreement are an integral part hereof.

(d) The headings of the Articles and Sections are inserted for convenience of reference only and do not affect the interpretation of this Agreement.

ARTICLE 2: CONDITIONS SUBSEQUENT

Section 2.1 Conditions Subsequent

The Parties' obligations under this Agreement are conditional upon each of the following occurring:

(a) the grant of all necessary Consents and such Consents being in full force and effect;

(b) the Project having been Validated and Registered;

(c) the Host Country having issued the Letter of Approval;

(d) the Project having reached Financial Closure by September 31, 2006;

(e) the Project having been Commissioned by September 31, 2007;

(f) the assessment of the Project by the Buyer before December 31, 2006 that it is an eligible CDM project according to the International UNFCCC/ Kyoto Protocol Rules and that an approved methodology exists for the Project.

This Agreement shall come into effect on the date set out above notwithstanding that the conditions subsequent contained in this Section 2.1 have not been met. If any of these conditions has not been satisfied and remains unsatisfied, the Buyer, at its sole discretion, may terminate this Agreement by written notice to the Seller, whereupon the provisions of this Agreement shall be terminated forthwith, except that the rights and obligations of the Buyer contained within Section 5.4 shall survive any termination under this Section.

Section 2.2 Progress Report

The Project Entity shall provide a report to the Buyer every 30 days following the date of this Agreement or at such other time as the Buyer may reasonably request, setting out the Project Entity's progress toward fulfilling the conditions precedent set forth in Section 2.1 subsections (d) and (e) and relevant actions taken or events occurring since the latest such report and a statement of the Project Entity's reasonable expectation as to whether and when each such condition precedent that has not yet been fulfilled will be fulfilled. In addition, to the extent that the Seller is aware of fulfilment of any of the conditions subsequent, it shall notify the Buyer in writing upon the fulfilment of the condition subsequent.

ARTICLE 3: PURCHASE AND SALE OF CERTIFIED EMISSION REDUCTIONS

Section 3.1 Purchase and Sale

The Project Entity agrees to sell to the Buyer and the Buyer agrees to purchase from the Project Entity the Contract CERs according to Schedule 2. All CERs to be delivered under this Agreement shall be net of the portion of the Share of Proceeds to assist in meeting costs of adaptation.

Section 3.2 Transfer and Title

(a) The entire legal and beneficial title to the CERs shall be sold and purchased under this Agreement and shall pass to the Buyer on Delivery.

(b) The Seller, with effect upon any such Delivery, transfers, assigns and passes, with full legal and beneficial title guarantee, all right, title, benefit and interest, present and future, in and to any such CERs. The Seller shall take all such steps which may lawfully be performed by it and which are necessary under any applicable law or regulation to pass such title.

Section 3.3 Exclusivity and Negative Pledge

The Seller shall not sell, dispose of, Encumber or permit to be Encumbered by, through or under it, or otherwise deal in or with all or any part of the Contract CERs save in accordance with the provisions of this Agreement.

ARTICLE 4: ADDITIONAL EMISSION REDUCTIONS

The Buyer has the option to acquire Additional CERs at the same price and conditions as defined in this agreement, provided that it notifies the Seller of its intention to do so not later than 31st October 2012. If the Buyer exercises this option the Additional CERs shall be treated as Contract CERs.

In the event that there are emission reductions generated by the Project which do not result in the generation of CERs, the Buyer has the optionto purchase from the Project Entity the rights to and any rights arising from such emission reductions for the price of € 0.50 (fifty euro cents) per tCO_2e and the reference to CERs throughout this Agreement will be replaced with a reference to those rights.

ARTICLE 5: PRICE AND PAYMENT

Section 5.1 Unit Price

The Buyer shall pay the Project Entity the unit price of $6.00 (six United States Dollars) for each Contract CER and each Additional CER Delivered to the Buyer in accordance with Section 10.3 of this Agreement (the "Transferred CERs").

Section 5.2 Annual Payments

The Buyer agrees to pay the Project Entity the Annual Payment within 30 days of the date the Transferred CERs are credited to the Buyer's CER Account or are otherwise Delivered with the approval of the Buyer according to Section 10.3. The Annual Payment shall be equal to the product of the unit price according to Section 5.1 and the number of Contract CERs Transferred to the Buyer in accordance with this Agreement less any reimbursements according to Section 5.4.

Section 5.3 Form of Payment

Payments will be made by the Buyer:

(a) in United States Dollars; and

(b) to an account which has been nominated in writing by the Project Entity at least 10 days prior to the date the Annual Payment is due and payable.

Section 5.4 Costs

(a) Any costs and expenses regarding Validation, obtaining the Letter of Approval from the Host Country and the Initial Verification and Certification are for the account of the Buyer. The costs of the second and following Verification and Certification are for the account of the Project Entity. Schedule 3 contains an estimate of third party costs for Validation, Registration, Initial Verification, Periodical Verification and Issuance.

(b) The Registration fee and any remaining Share of Proceeds for the administrative expenses (SOP-Admin) to be paid to the CDM Executive Board for the first Issuance of CERs are for the account of the Buyer. The SOP-Admin fees for the subsequent and following Issuances are for the account of the Project Entity.

(c) If the Project is not commissioned by the date specified in Section 2.1 the Buyer may demand reimbursement of any fees and expenses for Validation, Registration, Initial Verification, Verification and Issuance paid by the Buyer within 30 days.

(d) Any costs and expenses regarding the preparation of the Project Documents are for the account of the Buyer. The Project Entity shall reimburse the Buyer for his internal costs of PDD development of €50,000 (fifty thousand Euros), if the Project is not commissioned by the date specified in Section 2.1 and the Buyer may demand reimbursement within 30 days from the cease of the Project.

(e) Any costs and expenses regarding the creation and maintenance of the Buyer's CER Account are for the account of the Buyer.

(f) Each Party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

Section 5.5 Taxes

(a) Any Taxes that may be payable with regard to the Project and the sale, purchase and transfer of CERs pursuant to this Agreement which arise prior to Delivery shall be borne by the Project Entity.

(b) Any Taxes that may be payable with regard to the sale, purchase and transfer of CERs pursuant to this Agreement, other than taxes on profits earned by Seller on the subsequent sales of CERs, and which arise at or after Delivery shall be borne by the Buyer.

(c) All amounts referred to in this Agreement are exclusive of any applicable VAT chargeable on the supply or supplies for which such amounts form the whole or part of the consideration for VAT purposes. In respect of any liability for VAT arising in relation to the sale of CERs under this Agreement, the Buyer shall, in addition to the Annual Payment, pay to the Seller (subject to the production of an appropriate VAT invoice in respect thereof by the Seller to the Buyer) any VAT attributable thereto. If the Seller is subsequently able to obtain a credit or repayment from the authorities of any such VAT that has been paid by the Buyer, the Seller shall within 10 days reimburse the Buyer with the net amount credited or repaid less any costs, penalties and interest and the Seller shall use all reasonable efforts to obtain such credit or repayment.

(d) The portion of the Share of Proceeds to assist in meeting costs of adaptation shall be payable by the Project Entity.

ARTICLE 6: INITIAL VERIFICATION; VALIDATION AND REGISTRATION; BASELINE

Section 6.1 Initial Verification

(a) At least 90 days prior to the Commissioning of the Project, the Project Entity shall notify the Buyer in writing of the expected Project Commissioning Date.

(b) Upon receipt of notification pursuant to Section 6.1(a), the Buyer has the right to arrange for an Initial Verification Report to be prepared for the Project by an Operational Entity.

(c) The Buyer shall instruct the Operational Entity to provide a copy of the Initial Verification Report to both the Buyer and the Project Entity.

(d) In the event that the Initial Verification Report indicates that the Project is not in compliance with the International UNFCCC/Kyoto Protocol Rules on monitoring requirements and, in the opinion of the Operational Entity, there is no reasonable prospect of such compliance being obtained within a further 6 months then the Buyer may terminate this Agreement by giving notice to the Project Entity.

Section 6.2 Operational Entity

(a) The Buyer shall select and contract the Operational Entity to undertake Validation of the Project.

Section 6.3 Registration

(a) The Project Entity agrees to provide the Buyer with full and accurate information related to the preparation of the Project Design Document, including the Baseline Study. The Buyer shall prepare and submit the Project Design Document and any supporting documents as meant in paragraph 37 of Decision 17/CP.7 of the Marrakesh Accords to the Operational Entity for Validation.

(b) The Project Entity agrees to undertake a local stakeholder consultation event under a guidance of the Buyer prior to submission of the Project Design Document for Validation.

(c) The Parties agree to seek a seven (7) year Crediting Period to be renewed twice, adding up to a total Crediting Period of twenty-one (21) years.

(d) The Buyer shall instruct the Operational Entity to submit a request for Registration to the Executive Board in the form of a Validation Report. In the event that (i) the Operational Entity determines that the Project does not meet Validation requirements, or (ii) the Executive Board does not accept Registration of such Project, then the Buyer may decide to make appropriate revisions and resubmit such Project for Validation and subsequent Registration. If the Buyer decides to revise and resubmit such Project, the Buyer shall be assisted by the Project Entity.

(e) The Buyer shall be included as Project Participant in the Project Design Document and the Seller agrees to include any further Projects Participants if that is requested at any time by the Buyer. The Buyer will be the Party responsible for

the Requests for Distribution of CERs generated by the project and the Buyer may, at the Buyer's sole discretion, transfer this responsibility to any other Project Participant. In addition, upon the request of the Buyer, the Seller agrees, with the assistance of the Buyer and at the Buyer's expense, to take such actions as are necessary to obtain DNA Approval from the relevant DNA to any Project Participant proposed by the Buyer.

Section 6.4 Baseline

In the event that a renewal of the Baseline is required by the International UNFCCC/Kyoto Protocol Rules at any time, the Project Entity shall arrange for such renewal of the Baseline.

ARTICLE 7: MONITORING PLAN

Section 7.1 Monitoring Plan

(a) The Project Entity shall:

(i) fully implement the Monitoring Plan no later than the Commissioning;

(ii) install, operate and maintain the facilities and equipment, and employ and train staff, necessary for gathering all such data as may be required by the Monitoring Plan;

(iii) establish and maintain data measurement and collection systems for all indicators listed in the Monitoring Plan;

(iv) provide the Buyer's staff and/or the Buyer's sub-contractors with access to all information and/or data required to complete the analyses and documentation necessary for Verification and Certification;

(v) send data falling under the scope of the Monitoring Plan to Buyer on a monthly basis;

(iv) observe, implement and meet all other requirements contained in the Monitoring Plan, in particular those pertaining to environmental and social performance and operational management systems; and

(v) ensure the Project is maintained and prepared to allow for Verification and Certification as required by the Monitoring Plan.

Section 7.2 Annual ER Report

Each Year the Project Entity shall, within 30 days of the end of that Year, provide the Buyer with an Annual ER Report.

Section 7.3 Amendments to Monitoring Plan

(a) The Buyer and the Project Entity may introduce amendments to the Monitoring Plan:

(i) when such amendments are necessary to reflect any guidelines for Monitoring, Initial Verification and Verification and reporting under International UNFCCC/Kyoto Protocol Rules or

(ii) when such amendments appear warranted by concerns identified by the Operational Entity.

(b) Upon approval of both Parties the Monitoring Plan may be amended in the event that a renewal of the Project Baseline in accordance with the provisions of Section 6.4 leads to an outcome that is substantially different from that in the Verification Report.

ARTICLE 8: VERIFICATION AND CERTIFICATION

Section 8.1 General Requirements

All GHG Reductions generated by the Project, until the end of the term of this Agreement, shall be subject to Verification and Certification by an Operational Entity in accordance with and subject to the provisions of this Article.

Section 8.2 Operational Entity

(a) The Buyer shall select the Operational Entity to undertake Initial Verification, Verification and Certification of the GHG Reductions.

(b) The Buyer shall inform the Project Entity of the name of the Operational Entity it has selected to perform the Initial Verification, Verification and Certification.

Section 8.3 Verification and Certification

(a) The Buyer shall instruct the Operational Entity to undertake the Verification and Certification of the GHG Reductions each Year within 30 days following the receipt by the Buyer of the Annual ER Report.

(b) In the event that there is a discrepancy between the Annual ER Report and the Verification Report, the Verification Report shall prevail.

ARTICLE 9: PROJECT OPERATION AND MANAGEMENT

Section 9.1 Project Operation

The Project Entity shall:

(a) carry out the Project with due diligence and efficiency and in conformity with appropriate administrative, financial, engineering and environmental practices and all other relevant requirements of this Agreement including without limitation the requirements of Section 7.1;

(b) carry out the Project in accordance with the applicable International UNFCCC/Kyoto Protocol Rules, in particular governing the Clean Development Mechanism as laid out in the Marrakech Accords and subsequent relevant decisions as well as any additional requirements imposed by and in accordance with the law of the Host Country;

(c) at all times operate and maintain its plant, machinery, equipment and other property, and from time to time, promptly as needed, make all necessary repairs and renewals thereof, all in accordance with sound engineering, financial and environmental practices and the requirements of Section 7.1;

(d) satisfy any obligations in respect of applications for all Consents and authorizations required by applicable law to implement, operate and maintain the Project; and

(e) keep the Project insured in accordance with applicable law and prudent industry practice.

ARTICLE 10: CERTIFIED EMISSION REDUCTIONS

Section 10.1 General Communication

The Parties agree that the Buyer or its designated Affiliate shall serve as the focal point for all communications with regard to the Project with the Executive Board and the UNFCCC secretariat, in particular with regard to instructions regarding forwarding and allocation of CERs upon Issuance of CERs. Nevertheless, all communications to the Executive Board shall be copied to the Project Entity. All communications received from the Executive Board shall be immediately forwarded to the Project Entity. Any Executive Board communications sent or received by the Project Entity concerning the Project shall be immediately forwarded to the Buyer.

The Buyer undertakes to sign the Statement on the Modalities for Communicating with the Executive Board and the UNFCCC Secretariat, which is to be submitted to the Executive Board as part of the request for Registration of the Project. Such statement will indicate that the Seller will serve as the focal point for all communications with the Executive Board and the UNFCCC secretariat and that any Request for Distribution of CERs shall only be valid if signed by the Buyer and/or or its designated Affiliate.

The Buyer and its affiliate companies will retain the right to veto any Request for Distribution of CERs directed to the Executive Board until such a time as the Contract CERs and any Additional CERs have been delivered.

Once the Contract CERs and any Additional CERs have been Delivered the Buyer will subsequently forfeit the right to veto any Request for Distribution of CERs for the remaining lifetime of the project.

At the request of the Buyer, the Project Entity shall provide the Buyer with a Power of Attorney, which is to be sent to the Buyer within 10 business days of the request.

The Project Entity will ensure that with the exception of the Buyer and other entities specified by the Buyer no other Project Participant of the Project retains the right granted to it by the Executive Board to veto a Request for Distribution of CERs until such a time as the Contract CERs and any Additional CERs has been delivered.

Section 10.2 Establishment of Accounts

(a) The Project Entity shall, if directed by the Buyer or its designated Affiliate, establish an account to hold CERs under the National Registry of the Host Country.

(b) The Buyer or its designated Affiliate shall establish the Buyer's CER Account prior to the date of the first Verification Report. For the avoidance of doubt, the Buyer may specify, from time to time and subject to written notice being given to the Seller, an alternative Buyer's CER account.

Section 10.3 Delivery of CERs

Delivery of CERs under this Agreement is considered accomplished once CERs are Transferred to an account nominated by, and at the sole discretion of, the Buyer or its designated Affiliate on a National Registry that is linked to the International Transaction Log or into a temporary account of the Buyer on the CDM registry.

The Project Entity agrees to liaise with authorities of the Host Country or of the relevant DNA and to use all reasonable endeavours to enable the transfer of carbon credits to the Buyer, its designated Affiliate or a third party nominated by the Buyer.

ARTICLE 11: PROVISION OF FINANCE

The Buyer and the Project Entity acknowledge that the Buyer may introduce the Project Entity to banks, funds, insurance companies, and/or any other investors ("Financing Entities"). Project Entity agrees to pay the Buyer a success fee (the "Financing Success Fee") following the execution of a binding financing agreement or any other agreement that provides financing for the Project by and between a Financing Entity introduced by the Buyer and the Project Entity. The Financing Success Fee shall be calculated as 6.0% (six percent) of the value of any financing, whether cash or otherwise, provided to Project Entity, or any subsidiary or affiliate thereof, in connection with the Project by such Financing Entity. Payment of the Financing Success Fee by Project Entity to the Buyer shall be made within 30 days of the receipt of the financing by the Buyer and to an account which has been nominated in writing by the Buyer.

ARTICLE 12: REPRESENTATIONS AND WARRANTIES

Section 12.1 Project Entity Representations

The Project Entity represents and warrants to the Buyer in each of the following terms as at the date of this Agreement and at the Project Commissioning:

(a) The Project Entity is duly organized and validly existing under the laws of the Host Country and is qualified to conduct its business in the Host Country.

(b) The execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate or conflict with or require any consent or waiver under any of the terms or conditions in its governing documents or any material contract to which it is a party or by which any of its assets are bound or affected, or any law, rule, regulation, order, statement of claim, judgment, decree or other legal or regulatory determination applicable to it.

(c) All Consents necessary for:

 (i) the Project Entity to perform its obligations under this Agreement; and

 (ii) the conduct of the business of the Project Entity and the construction, maintenance and operation of the Project,

have been obtained and are in full force and effect. As of the Project Commissioning Date, the Project Entity has not received any notice of violation of any material Consents relating to the Project.

(d) This Agreement constitutes legal, valid and binding obligations of the Project Entity enforceable in accordance with its terms.

(e) There are no Bankruptcy Proceedings pending or being contemplated by the Project Entity or, to its knowledge, threatened against the Project Entity.

(f) There are no claims, actions, proceedings or investigations pending or, to the Project Entity's knowledge, threatened against or relating to the Project Entity before any competent authority that may materially adversely affect its ability to perform this Agreement.

(g) The Project Entity is not subject to any judgment, rule, order, statement of claim, injunction or decree of competent authority that materially adversely affects its ability to perform this Agreement.

(h) This Agreement, the execution and delivery of this Agreement and the fulfilment and compliance with the terms of this Agreement by the Project Entity will not materially conflict with any of, or require the consent of any person under, any loan or security agreement, or other material agreement to which the Project Entity is a party.

Section 12.2 Buyer Representation

The Buyer represents and warrants to the Project Entity in each of the following terms as at the date of this Agreement and at the Project Commissioning Date:

(a) It is duly organized and validly existing under the laws of Ireland and is qualified to conduct its business in Ireland.

(b) The execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate or conflict with or require any consent or waiver under any of the terms or conditions in its governing documents or any material contract to which it is a party or by which any of its assets are bound or affected, or any law, rule, regulation, order, statement of claim, judgment, decree or other legal or regulatory determination applicable to it.

(c) This Agreement constitutes the legal, valid and binding obligations of the Buyer enforceable in accordance with its terms.

(d) There are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against the Buyer.

(e) There are no claims, actions, proceedings or investigations pending or, to the Buyer's knowledge, threatened against or relating to the Buyer before any competent authority that may materially adversely affect its ability to perform this Agreement.

(f) The Buyer is not subject to any outstanding judgment, rule, order, statement of claim, injunction or decree of competent authority that materially adversely affects its ability to perform this Agreement.

(q) This Agreement, the execution and delivery of this Agreement and the fulfilment and compliance with the terms of this Agreement by the Buyer will not materially conflict with any of, or require the consent of any person under, any loan or security agreement, or other material agreement, to which the Buyer is a party.

ARTICLE 13: FAILURE TO GENERATE OR DELIVER GHG REDUCTIONS

Section 13.1 Production Failure or Transfer Failure

(a) Should the Project Entity know, or reasonably anticipate, at any point in time that the Project Entity has failed or will fail to generate the Contract CERs in accordance with the PDD or, to the extent applicable, to have the requisite number of Contract CERs forwarded to the Buyer in respect of any given Year, then the Project Entity shall immediately give a notice to the Buyer advising the Buyer of this existing or anticipated failure. The notice must include the following information:

(i) details as to the Project Entity's failure (or anticipated failure, as the case may be) to generate the Contract CERs in accordance with the PDD or to have the requisite number of Contract CERs forwarded to the Buyer;

(ii) the total shortfall of Contract CERs;

(iii) the likely delay before the shortfall can be recovered and the extent to which the Contract CERs for the subsequent Year are to be affected; and

(iv) any other details requested by the Buyer.

Section 13.2 Rights in the Event of Gross Negligence, Fraud or Willful Misconduct

Where a Project Entity's failure to Deliver Contract CERs is a result of Gross Negligence, fraud or wilful misconduct (including the provision of false or misleading representations or warranties) on the part of the Project Entity, then the Buyer shall be entitled to exercise the right to terminate this Agreement and seek to recover all costs, losses and damages suffered or incurred by the Buyer from the Project Entity.

ARTICLE 14: EVENTS OF DEFAULT

Section 14.1 Events of Default

(a) The occurrence at any time with respect to a Party of any of the following events constitutes an Event of Default with respect to such Party:

(i) the Party fails to pay when due any amount payable by it under this Agreement and such failure is not remedied within 10 days after written notice of such failure is given to such Party;

(ii) the Party fails to comply in any material respect with or perform in any material respect any of its other obligations under this Agreement other than the events that are specifically and expressly covered elsewhere in this Section 14.1 and (if it is capable of remedy) such failure is not remedied to the reasonable satisfaction of the other Party within 10 days after written notice of such failure is given to the Party by such other Party;

(iii) any representation or warranty made or repeated or deemed to have been made or repeated by the Party in this Agreement proves to have been incorrect or misleading (in any material respect when made or repeated or deemed to have been made or repeated);

(iv) the commencement of Bankruptcy Proceedings in respect of the Project Entity;

(v) the Project Entity fails to maintain all necessary Consents in respect of the Project or the performance of its obligations under this Agreement or fails to comply with all applicable laws;

(vi) in respect of the Project Entity:

i. the failure to achieve Financial Close and Project Commissioning by the dates established in Section 2.1(d) and (e).

(vii) The dissolution or liquidation of the Project Entity or changes in the ownership structure of the Project Entity in a manner that detrimentally affects its ability to carry out the Project in the reasonable opinion of the Buyer; and

(viii) Material delay in the construction of the Project or other materially adverse change in the status of the Project construction or delay in the commencement of initial operations which will prevent the Project from achieving the Commissioning on or prior to the dates established in Section 2.1(e).

ARTICLE 15: TERMINATION

Section 15.1 Suspension on Default

Upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the non-defaulting Party may by notice to the defaulting Party suspend performance of its obligations under this Agreement. If, prior to the exercise of rights under Section 14.2, such Event of Default is remedied, the notice served under this Section 14.1 shall be deemed to be withdrawn automatically.

Section 15.2 Termination on Default

Upon the occurrence of an Event of Default or at any time thereafter while such Event of Default continues (subject to any applicable grace period), the non-defaulting Party may terminate this Agreement 10 days after the giving of written notice to the defaulting Party of its intention so to terminate.

Section 15.3 Non-Default Termination

Either Party may terminate this Agreement on or at any time after the occurrence of any of the following events:

(a) either Party's obligations under this Agreement being suspended by reason of (i) an event of Force Majeure (other than Physical Force Majeure) continuing for more than 90 consecutive days or for more than 90 days in any Year or (ii) an event of Physical Force Majeure continuing for a period in excess of 90 days in any Year; or

(b) a change in law that renders the Agreement illegal or unenforceable or results is a Party becoming unable to perform its obligations under this Agreement (except to the extent that the Parties agree to amend this Agreement pursuant to Section 16.11).

ARTICLE 16: MISCELLANEOUS PROVISIONS

Section 16.1 Amendments to the Agreement

Except as otherwise provided herein, this Agreement may not be amended except by a written agreement executed by Buyer and the Project Entity.

Section 16.2 Confidentiality

The Parties shall treat the terms of this Agreement and all information provided under or in connection with it (collectively, "**Confidential Information**") as confidential and may not either disclose Confidential Information or use it other than for *bona fide* purposes connected with the Agreement without the prior written consent of the other Party, except that consent is not required for disclosure to:

(a) directors or employees of a Party, as long as they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 16.2;

(b) persons professionally engaged by a Party, as long as they (i) are subject to statutory professional secrecy rules or similar legal concepts under applicable law, or (ii) in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 16.2;

(c) the extent legally required by any government, agency or regulatory authority having jurisdiction over that Party;

(d) any bank, other financial institution or rating agency to the extent required in relation to the financing of a Party's business activities, as long as the bank or other financial institution or rating agency, as the case may be, is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 16.2;

(e) the extent required by any applicable laws, judicial process or the rules and regulations of any regulated market or recognised stock exchange;

(f) any intended assignee of the rights and interests of a Party under this Agreement or to a person intending to acquire an interest in a Party or that Party's holding company as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 16.2;

(g) the public by Buyer or its designated Affiliate for business purposes of any information, including but not limiting to the production and use of marketing materials, relating to the rights and responsibilities of the Buyer as provided in Sections 3.1, 3.2 and 6.1, 6.2, 6.3, 7.2 and 10.2 (inclusive) in developing the Project and acquiring ownership to the Contract CERs;

(h) the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Section 16.2.

The Project Entity authorises the Buyer to install an advertising billboard at the site of the Project. The billboard shall have a maximum size of 2 meters in width by 1 meter in height and shall be placed in a location to be determined by the Buyer, with the agreement of the Project Entity.

The Project Entity agrees that any business promotion material using the Buyer's logo or name must be approved in writing by the Buyer prior to use by the Project Entity.

This provision shall remain in force for the duration of this Agreement and for a period of three Years following its termination.

Section 16.3 Notices

(a) Any notice, communication, statement, request or correspondence required or permitted under the terms of this Agreement shall be in writing, in the English language (it being understood that any such communication in a language other than English shall be of no force and effect), and shall be delivered personally, or via courier, mail, or facsimile to the address and telecopier numbers provided below.

For the Project Entity:
Company name: PURE BIOFUELS DEL PERU SAC
Attn: Luis Humberto Goyzueta Angobaldo
Address: Calle Los Eucharis 150, Of 201, Monterrico, Surco, Lima 33, Peru
Fax:

For the Buyer:
EcoSecurities Group plc
Attn: Pedro Moura Costa
40 Dawson Street,
Dublin 2, Ireland.
Fax: + 353 1 672 4716

(b) Any notice, communication, statement, request or correspondence made or delivered by a Party to the other Party hereunder will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been delivered at the relevant address.

Section 16.4 Evidence of Authority

The Parties shall furnish to each other, upon request by the other Party, sufficient evidence of the authority of the person or persons who will, on their behalf, take any action or execute any documents required or permitted to be taken or executed by the respective Parties under this Agreement, and the authenticated specimen signature of each such person.

Section 16.5 Indemnity

The Project Entity shall indemnify and hold Buyer harmless from and against any and all claims or actions of third parties, arising directly or indirectly out of or relating to the Project or to the CERs generated by the Project and against any damages, losses,

penalties, fines, costs, expenses or professional fees incurred by Buyer in relation to such claims or actions. If such actions or claims are brought by any third party the Buyer shall have the exclusive right to terminate the Agreement forthwith.

Section 16.6 Assignment and Novation

(a) The Project Entity may not assign or transfer its rights or obligations under this agreement to any party without the prior written consent of the Buyer, such consent not to be unreasonably withheld, except that the Project Entity may assign its right to receive payments from the Buyer for Contract CERs to a Third Party. Any other such purported assignment or transfer without such consent shall be deemed ineffective and void.

(b) The Buyer may assign all or part of its rights (including, but not limited to, the right to receive CERs) under this Agreement at any time to any one or more parties provided that the Buyer notifies the Project Entity upon such assignment.

Section 16.7 Survival of Provisions

The respective rights and obligations of the Parties contained within Sections 5.4, 13.2, 16.2, 16.3, 16.6, 16.7, 16.8, 16.9, 16.10 and 16.11 will survive any termination under this Agreement.

Section 16.8 Third Party Rights

Subject to the rights that may accrue to any successor or permitted assignees of the Parties, no provision of this Agreement is to be construed as creating any rights enforceable by a Third Party, and all Third Party rights implied by law are, to the extent permissible by law, excluded from this Agreement.

Section 16.9 Execution in counterparts; Language

This Agreement shall be executed in two counterparts in the English language, each of which shall be an original.

Section 16.10 Entire Agreement

This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes and extinguishes any representations previously given or made with respect to its subject matter other than those given or made in the Agreement, but nothing in this section 16.10 limits or excludes any liability for fraud in relation to those representations.

Section 16.11 Severability

If any provision or part of a provision of this Agreement is found by a court, arbitrator or other authority of competent jurisdiction to be void or unenforceable, that provision or part of a provision is to be deemed deleted from this Agreement and the remaining provisions to continue in full force and effect. The Parties shall in this event seek to agree upon a valid and enforceable provision or part of a provision to replace the provision or part of a provision found to be void and unenforceable.

Section 16.12 Term

Subject to Article 15, the Agreement shall remain in force until the respective obligations of the parties have been fulfilled.

Section 16.13 Information

Seller agrees to deliver to the Buyer (i) copies of the Seller's Certificate of Incorporation, Articles of Association, Memorandum of Association or equivalent company documents for the country of its incorporation, latest Annual Report and an up to date list of directors of the Seller upon signature of this Agreement (ii) its most recent annual audited and quarterly, limited financial statements, within fifteen (15) days after publication of such statements by the Seller and (iii) any other documents relating to the Seller which may reasonably be requested by the Buyer within (15) days of such request by the Buyer.

Section 16.14 Ownership of documentation

All reports, notes, specifications, statistics and plans compiled in the performance of the Buyer's obligations under this Agreement shall be the property of Buyer and may not be used for any purposes unrelated to this Agreement without Buyer's prior written approval.

Section 16.15 Change in law

(a) If, on or after the date of this Agreement, there are any changes to the International Rules ("Change in Law") with which either Party is required to comply (whether made at the direction of any government, governmental body, regulator, competent authority or otherwise) and as a result, either Party is unable to comply with one or more provisions of this Agreement, then, at the written request of either Party, the Parties shall, in good faith, seek to agree the amendments (if any) to this Agreement necessary or appropriate to take account of those changes, so that this Agreement may continue in force.

(b) The Parties expressly agree that the purpose of any such amendments is solely to enable the mechanics of this Agreement to be changed so that they effectively integrate with any Change in Law. Any new costs, expenses or risks that arise owing to any Change in Law which are not of a type provided for in this Agreement are not intended to be allocated from one Party to the other by virtue of this clause (unless otherwise expressly agreed to by the Parties) and any such Change does not constitute a Force Majeure.

(c) Without prejudice to sub-clause 16.15 (a) above, the Parties agree that it is their intention that this Agreement should continue and not come to an end or be deemed to be void or voidable in accordance with the doctrine of frustration or any other legal theory or otherwise as a result of the fact (solely or of itself) of any Change in Law.

(d) If the Parties fail to agree under clause 16.15 (a) above on whether or not any amendments are necessary or appropriate or the nature or extent of any such amendments, then after 30 Business Days from the date on which a written request was given for resolution of the relevant matter, either of the Parties may refer the matter for arbitration pursuant to clause 16.17.

(e) Pending the determination of any amendments to the Agreement by the Parties or the arbitrators, the Parties shall continue to the extent possible to perform their obligations under the Agreement.

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Section 16.16 Applicable Law

This Agreement is governed by and to be construed in accordance with the laws of England and Wales.

Section 16.17 Arbitration

The Parties agree that any difference or dispute arising under, out of or in connection with this Agreement that the Parties are unable to settle between themselves is to be resolved by final and binding arbitration in accordance with the rules for arbitration of disputes relating to natural resources and/or the environment of the Permanent Court of Arbitration, the number of arbitrators shall be three (3) and the place of arbitration shall be London. The language of arbitration is English. The appointing authority is the Secretary-General of the Permanent Court of Arbitration. The losing Party in any arbitration shall indemnify and pay the winning Party's costs and expenses including all arbitration fees on a full indemnity basis.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

Luis Goyzueta

On behalf of **PURE BIOFUELS DEL PERU SAC**

By: Luis Humberto Goyzueta Angobaldo
Title: General Manager

Date: Sept-11-06

Place: Oxford -UK

Sheila Booth

On behalf of **ECOSECURITIES GROUP PLC.**

By: ~~Pedro Moura Costa~~ Sheila Booth
Title: ~~General Manager~~
Date: 21/09/06

Place: Dublin, Ireland

SCHEDULE 1: DESCRIPTION OF THE PROJECT

The PURE Biofuels project in Peru consist of the construction and operation of a biodiesel processing plant on 1.5 ha of land sub-leased at the Callao Port in Lima, Peru. The plant is designed for a continuous 24 hour production of 48,000 gallons of biodiesel per day, equating to approximately 16.8 million gallons per year. Approximately 2.9 million pounds of crude glycerol will also be produced from the process.

SCHEDULE 2: The Contract CERs

The totality of CER generated by the Project up to 31st December 2012 will be delivered to the Buyer The Buyer has the option to acquire any additional CERs generated by the Project beyond that date under the same terms and conditions of this agreement

SCHEDULE 3: Estimate of third party costs

Estimate of third party costs of CDM project development.

Action	Estimated Cost
Validation	€25,000 euros
Registration	Based on the average annual volume of emission reductions expected to be generated by the Project over its crediting period, (a) $0.10 USD per tonne of CO2 equivalent for the first 15,000 tonnes of CO2 equivalent; (b) $0.20 USD per tonne of CO2 equivalent for any additional tonnes.
Issuance	Based on the CERs to be issued in a given calendar year, (a) $0.10 USD per CER for the first 15,000 tonnes of CO2 equivalent; (b) $0.20 USD per CER for any additional tonnes.
Initial Verification Periodical Verification	€10,000 euros €7,000 euros per annum